                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     sec. 240.14a-11(c) or sec. 240.14a-12

                            MEADE INSTRUMENTS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                                      N/A
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

                                      N/A
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                      N/A
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

                                      N/A
          ----------------------------------------------------------------------

     (5)  Total fee paid:

                                      N/A
          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

                                      N/A
          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

                                      N/A
          ----------------------------------------------------------------------

     (3)  Filing Party:

                                      N/A
          ----------------------------------------------------------------------

     (4)  Date Filed:

                                      N/A
          ----------------------------------------------------------------------

[MEADE LOGO]    MEADE INSTRUMENTS CORPORATION
                6001 OAK CANYON, IRVINE, CALIFORNIA 92620 U.S.A.
                (949) 451-1450 [ ] FAX: (949) 451-1460 [ ] www.meade.com
--------------------------------------------------------------------------------

                                                                    June 9, 1998

     Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Meade Instruments Corp. ("Meade" or the "Company") to be held on Thursday, July 9, 1998. We sincerely hope that you will be able to attend the meeting which will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612, beginning at 10:00 a.m., local time.

     At this meeting you are being asked to elect a Board of Directors for staggered one, two and three year terms in accordance with the Company's Certificate of Incorporation and Bylaws. You are being asked to re-elect to the Board of Directors: (i) John C. Diebel and Timothy C. McQuay for a three year term expiring at the 2001 Annual Meeting of Stockholders, (ii) Steven G. Murdock and Harry L. Casari for a two year term expiring at the 2000 Annual Meeting of Stockholders and (iii) Joseph A. Gordon, Jr. for a one year term expiring at the 1999 Annual Meeting of Stockholders.

     The members of the Board of Directors and management look forward to personally greeting as many stockholders as possible at the Annual Meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.

     Although you presently may plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time.

                                          Sincerely,

                                          /s/ JOHN C. DIEBEL
                                          -----------------------------------
                                          John C. Diebel
                                          Chairman of the Board and
                                          Chief Executive Officer

                            MEADE INSTRUMENTS CORP.
                                6001 OAK CANYON
                            IRVINE, CALIFORNIA 92620

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JULY 9, 1998

     The Annual Meeting of Stockholders of Meade Instruments Corp., a Delaware corporation ("Meade" or the "Company"), will be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612, beginning at 10:00 a.m., local time., on Thursday, July 9, 1998, for the following purposes:

          (1) To elect a Board of Directors to hold office for staggered one, two and three year terms in accordance with the Company's Certificate of Incorporation and Bylaws or until their successors are elected and qualified; and

          (2) To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

     Shares represented by properly executed proxies will be voted in accordance with the specifications therein. It is the intention of the Board of Directors that shares represented by proxies, which are not limited to the contrary, will be voted for the election of the directors named in the attached Proxy Statement.

     The Board of Directors has fixed the close of business on May 22, 1998 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the office of the Secretary of the Company, at 6001 Oak Canyon, Irvine, California 92620, during the ten-day period preceding the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ MARK D. PETERSON
                                          --------------------------------------
                                          Mark D. Peterson
                                          Vice President and General Counsel

Irvine, California
June 9, 1998

                             YOUR VOTE IS IMPORTANT

     NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

                            MEADE INSTRUMENTS CORP.
                                6001 OAK CANYON
                            IRVINE, CALIFORNIA 92620

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     The accompanying proxy is being solicited by the Board of Directors of Meade Instruments Corp. ("Meade" or the "Company") for use at the Company's Annual Meeting of Stockholders to be held on Thursday, July 9, 1998, at 10:00 a.m. local time, at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about June 9, 1998.

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     On May 22, 1998, the record date with respect to this solicitation for determining stockholders entitled to notice of and to vote at the Annual Meeting, 7,875,500 shares of the Company's Common Stock were outstanding. No shares of any other class of stock were outstanding. Only stockholders of record on such date are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Each stockholder of record is entitled to one vote for each share held on all matters to come before the Annual Meeting and at any adjournment thereof.

     All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. An executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company, at 6001 Oak Canyon, Irvine, California 92620, the principal executive office of the Company, a written notice of revocation or a duly executed proxy bearing a later date. The execution of the enclosed proxy will not affect a stockholder's right to vote in person should such stockholder find it convenient to attend the Annual Meeting and desire to vote in person.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the authorized number of directors of the Company shall not be less than three nor more than fifteen, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors then in office. The full Board of Directors currently consists of five directors. All such directors were elected at the Company's 1997 Annual Meeting to serve until their successors are duly elected and qualified. As of the record date for the 1997 Annual Meeting, the Company determined that it is a "listed corporation" under California law for purposes of classification of its board of directors. The Certificate of Incorporation and Bylaws provide that the Board of Directors shall, upon such determination, be divided into three classes, designated Class I, Class II and Class III. Each Class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1998 Annual Meeting of Stockholders, a total of five directors are to be elected into Class I, Class II and Class III, for staggered one, two and three year terms, respectively, or until election and qualification of their successors.

     The accompanying proxies solicited by the Board of Directors will be voted for the election of the nominees named below, and for the terms listed below, unless the proxy card is marked to withhold authority to vote for any nominee. The nominees are all presently members of the Company's Board of Directors.

     The nominees for election to the Board of Directors at the 1998 Annual Meeting of Stockholders, together with their respective terms, are set forth below:

CLASS         NOMINEE                                    TERM
-----         -------                                    ----
I      Joseph A. Gordon, Jr.    One year term expiring at the 1999 Annual Meeting
II     Steven G. Murdock        Two year term expiring at the 2000 Annual Meeting
II     Harry L. Casari          Two year term expiring at the 2000 Annual Meeting
III    John C. Diebel           Three year term expiring at the 2001 Annual Meeting
III    Timothy C. McQuay        Three year term expiring at the 2001 Annual Meeting

     If any of the nominees should become unavailable for election to the Board of Directors, the persons named in the proxy or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of directors.

REQUIRED VOTE

     For the purpose of electing directors, each stockholder is entitled to one vote for each director to be elected for each share of Common Stock owned. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Votes cast against a candidate or votes withheld will have no legal effect. Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated on the accompanying proxy card. Stockholders do not have the right to cumulate votes in the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

DIRECTOR NOMINEES

     The following table provides information regarding the nominees for election as directors of the Company. The ages shown are as of June 1, 1998.

                                                   BUSINESS EXPERIENCE                    DIRECTOR
           NAME AND AGE                             AND DIRECTORSHIPS                      SINCE
           ------------                            -------------------                    --------
John C. Diebel (54)...............  John C. Diebel is the Chairman of the Board and      1975-1986
                                    Chief Executive Officer of the Company. Mr. Diebel  1991-present founded the Company in 1972. He has been the
                                    Chairman of the Board and Chief Executive Officer
                                    of the Company for the majority of the time since
                                    December 1975. Prior to founding the Company, Mr.
                                    Diebel worked as an engineer for TRW Inc. and
                                    Hughes Aircraft Co. Mr. Diebel received his BS and
                                    MS degrees in electrical engineering from the
                                    California Institute of Technology and his Ph.D.
                                    degree in electrical engineering from the
                                    University of Southern California.

Steven G. Murdock (46)............  Steven G. Murdock has been the Company's President      1996
                                    and Chief Operating Officer since October 1990.
                                    From May 1980 to October 1990, Mr. Murdock was the
                                    Company's Vice President of Optics. From November
                                    1968 to May 1980, Mr. Murdock worked as the
                                    optical manager for Coulter Optical, Inc., an
                                    optics manufacturer. Mr. Murdock received his BS
                                    degree in business administration from California
                                    State University at Northridge.

Joseph A. Gordon, Jr. (48)........  Joseph A. Gordon, Jr. has been the Company's            1996
                                    Senior Vice President -- North American Sales
                                    since June 1995. From December 1984 to June 1995,
                                    he worked as the Company's Vice President -- North
                                    American Sales. From January 1981 to December
                                    1984, Mr. Gordon was the Vice President of Sales
                                    at Celestron. Mr. Gordon received his BS degree in
                                    marketing from the University of Cincinnati.

Timothy C. McQuay (46)............  Timothy C. McQuay has been a Managing Director --       1997
                                    Investment Banking at A.G. Edwards & Sons, Inc.
                                    since August 1997. From May 1995 to August 1997
                                    Mr. McQuay was a Partner at Crowell, Weedon & Co.
                                    and from October 1994 to August 1997 he also
                                    served as Managing Director -- Corporate Finance.
                                    From May 1993 to October 1994, Mr. McQuay served
                                    as Vice President, Corporate Development with Kerr
                                    Group, Inc., a New York Stock Exchange listed
                                    plastics manufacturing company. From May 1990 to
                                    May 1993, Mr. McQuay served as Managing Director
                                     -- Merchant Banking with Union Bank. He is a
                                    director of Keystone Automotive Industries, Inc.
                                    Mr. McQuay received his BA degree in economics
                                    from Princeton University and his MBA degree in
                                    finance from the University of California at Los
                                    Angeles.

Harry L. Casari (61)..............  Harry L. Casari was a Certified Public Accountant       1997
                                    and is currently a private investor. Mr. Casari
                                    worked for Ernst & Young LLP from 1969 until 1994
                                    when he retired as a Partner. He is a director of
                                    Cohu, Inc. Mr. Casari received his BS degree in
                                    business administration from the University of
                                    Denver.

DIRECTORS' FEES

     Directors who also are employees of the Company are reimbursed for expenses incurred in attending meetings of the Board of Directors but do not otherwise receive compensation for serving as directors of the Company. Each director who is not an employee of the Company is entitled to receive (i) an annual fee of $5,000 for his services as a director,
(ii) a fee of $750 for each Board and Committee meeting attended and (iii) reimbursement for his expenses incurred in attending Board and Committee meetings. In addition, each director who is not an employee of the Company is entitled to receive 5,000 options to purchase the Company's Common Stock upon his initial election to the Board together with an additional grant of 5,000 options on the date of each annual meeting of stockholders preceding a year in which such director will continue in office.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Committees of the Board of Directors consist of an Audit Committee and a Compensation Committee, each of which is comprised solely of outside directors. During the fiscal year ended February 28, 1998, the Board of Directors held four meetings. All directors attended 75% or more of the total meetings of the Board of Directors and Committees of the Board of Directors on which they served.

     Audit Committee. The Audit Committee is comprised of Messrs. Carsari (Chairman) and McQuay. Its functions include recommending to the Board of Directors the engagement of the Company's independent accountants, reviewing with such accountants the audit plan and results of their examination of the Financial Statements and determining the independence of such accountants. During the fiscal year ended February 28, 1998, the Audit Committee held two meetings.

     Compensation Committee. The Compensation Committee is comprised of Messrs. McQuay (Chairman) and Casari. Its functions include reviewing and making recommendations with respect to the compensation of officers and key employees, including the grant of options or other awards under the Company's 1997 Stock Incentive Plan. During the fiscal year ended February 28, 1998, the Compensation Committee held one meeting.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 1, 1998, for (i) each person who beneficially owns more than 5% of the Common Stock, (ii) each of the directors and Named Executive Officers (as defined in the "Summary of Executive Compensation" section below) and (iii) all directors and executive officers as a group. Except as otherwise indicated, beneficial ownership includes voting and investment power with respect to the shares shown.

                            SECURITY OWNERSHIP TABLE

                                                               AMOUNT AND
                                                                NATURE OF
                                                               BENEFICIAL     PERCENT
                                                                OWNERSHIP     OF CLASS
                                                              -------------   --------
Dresdner RCM Global Investors LLC(1)........................      516,000        6.6%
BankAmerica Corporation(2)..................................      435,750        5.5%
John C. Diebel(3)...........................................    1,275,000       16.2%
Steven G. Murdock(3)(4).....................................      762,500        9.7%
Joseph A. Gordon, Jr.(3)(5).................................      148,750        1.9%
Brent W. Christensen(3)(6)..................................       10,312          *
Kenneth W. Baun(3)(7).......................................       10,312          *
Robert A. Wood III(3)(8)....................................       22,755          *
Timothy C. McQuay(3)(9).....................................        1,666          *
Harry L. Casari(3)(10)......................................        3,066          *
Meade Instruments Corp. Employee Stock Ownership
  Plan(3)(11)...............................................    1,490,509       18.9%
All current directors and executive officers as a group
  (9 persons)(12)...........................................    2,234,361       28.1%

---------------
  *  Less than 1%

 (1) According to a Schedule 13G, dated as of January 30, 1998, filed with the Securities and Exchange Commission, Dresdner RCM Global Investors LLC ("RCM") has sole voting power as to 371,000 of such shares, sole dispositive power as to 411,000 of such shares, shared voting power as to none of such shares and shared dispositive power as to 105,000 of such shares. RCM is a registered investment advisor under Section 203 of the Investment Advisors Act of 1940. RCM is a wholly-owned subsidiary of Dresdner Bank AG, an international banking organization headquartered in Frankfurt, Germany and a Parent Holding Company as defined in Rule 13d-1(b)(ii)(G) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The mailing address of RCM is Four Embarcadero Center, Suite 3000, San Francisco, CA 94111-4189.

 (2) According to a Schedule 13G, dated as of February 6, 1998, filed with the Securities and Exchange Commission, BankAmerica Corporation ("BAC") has sole voting and dispositive power as to none of such shares, shared voting power as to 435,750 of such shares and shared dispositive power as to 335,750 of such shares. BAC is a registered bank holding company. The mailing address for BAC is 555 California Street, San Francisco, California 94104.

 (3) The address for all directors and officers of the Company and the Company's Employee Stock Ownership Plan ("ESOP") Committee is c/o Meade Instruments Corp., 6001 Oak Canyon, Irvine, California 92620.

 (4) Excludes 1,490,509 shares held by the ESOP. Mr. Murdock is a member of the ESOP Committee and disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,490,509 shares owned by the ESOP were included, Mr. Murdock would be deemed to beneficially own 2,253,009 shares, or 28.6%. Mr. Murdock is not a participant in the ESOP. See footnote (11) below.

 (5) Includes 31,250 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 1998.

 (6) Includes 10,312 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 1998. Excludes 11,994 shares allocated to Mr. Christensen's ESOP account as an ESOP participant. Mr. Christensen's ESOP shares will vest as of August 23, 1998. Also excludes 1,490,509 shares held by the ESOP. Mr. Christensen is a member of the ESOP Committee and, other than as a participant, disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,490,509 shares owned by the ESOP were included, Mr. Christensen would be deemed to beneficially own 1,500,821 shares, or 19.0%. See footnote (11) below.

 (7) Includes 10,312 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 1998. Excludes 9,540 shares allocated to Mr. Baun's ESOP account as an ESOP participant. Mr. Baun's ESOP shares will vest as of March 15, 2000.

 (8) Includes 10,312 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 1998. Also includes 11,743 shares allocated to Mr. Wood's ESOP account as an ESOP participant. Mr. Wood's ESOP shares are fully vested.

 (9) Includes 1,666 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 1998.

(10) Includes 1,666 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 1998.

(11) Common Stock held by the ESOP is voted by the trustee of the ESOP, Wells Fargo Bank, N.A. (the "Trustee"), as directed by the ESOP Committee, except that participants in the ESOP are entitled to direct the Trustee as to how to vote shares allocated to their ESOP accounts. The ESOP Committee is comprised of Steven G. Murdock, the Company's President, Chief Operating Officer and Secretary, Brent W. Christensen, the Company's Vice
     President -- Finance and Chief Financial Officer, and Pamela Diebel Grossman, the Company's Director of Administration and sister of John C. Diebel, the Company's Chairman of the Board and Chief Executive Officer. (If the 1,490,509 shares owned by the ESOP were included in the holdings of Ms. Grossman, she would be deemed to beneficially own 1,490,509 shares, or 18.9%. Mr. Murdock and Ms. Grossman are not participants in the ESOP. Each of the members of the ESOP Committee, other than as a participant with respect to Mr. Christensen, disclaims beneficial ownership of any of the shares owned by the ESOP. The Trustee's address is 707 Wilshire Boulevard, Los Angeles, California 90017.

(12) Includes 65,518 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 1998. Also includes 11,743 shares allocated to Mr. Wood's ESOP account as an ESOP participant. Excludes 11,994 and 9,540 shares allocated to Mr. Christensen's and Mr. Baun's ESOP accounts, respectively, as ESOP participants. Neither Mr. Christensen's nor Mr. Baun's ESOP shares will vest on or before July 31, 1998. Also excludes 1,490,509 shares held by the ESOP. Messrs. Murdock and Christensen are members of the ESOP Committee and, other than as a participant with respect to Mr. Christensen, each disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,490,509 shares owned by the ESOP were included, all directors and officers as a group would be deemed to beneficially own 3,724,870 shares, or 46.9%. See footnotes (3) through (11) above.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation of the Company's Chief Executive Officer and the Company's five other most highly compensated executive officers during the 1998 fiscal year (collectively, the "Named Executive Officers").(1)

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL          LONG-TERM(2)
                                              COMPENSATION(3)      COMPENSATION
                                             ------------------      OPTIONS          ALL OTHER
                                             SALARY      BONUS       GRANTED       COMPENSATION(5)
              NAME                YEAR(4)      ($)        ($)          (#)               ($)
              ----                -------    -------    -------    ------------    ---------------
John C. Diebel..................   1998      297,000    160,000      100,000               --
  Chairman of the Board and        1997      400,000    173,400            0               --
  Chief Executive Officer
Steven G. Murdock...............   1998      225,000    125,000      100,000               --
  President, Chief Operating       1997      225,000    103,700            0               --
  Officer and Secretary
Joseph A. Gordon Jr.............   1998      175,000     30,000      110,000               --
  Senior Vice President -- North   1997      137,000     22,800            0               --
  American Sales
Brent W. Christensen............   1998      103,000     28,300       45,000           36,600
  Vice President -- Finance and    1997       84,000     10,000            0           57,000
  Chief Financial Officer
Robert A. Wood III..............   1998      103,000     28,300       45,000           33,300
  Vice President --                1997       84,000     10,000            0           57,700
  Manufacturing
Kenneth W. Baun.................   1998      112,000     20,500       45,000           30,000
  Vice President -- Engineering    1997       96,000          0            0           44,700

---------------
(1) The Company has included five executive officers in addition to the Chief Executive Officer in its various executive compensation tables because the aggregate salary and bonus amounts for Messrs. Christensen and Wood were identical.

(2) The Company has not issued stock appreciation rights or restricted stock awards. The Company currently has no "long-term incentive plan" as that term is defined in the applicable rules. The Compensation Committee has the ability to create such a plan under the Company's 1997 Stock Incentive Plan. All stock options granted to the Named Executive Officers were non-qualified options granted at fair market value pursuant to the Company's 1997 Stock Incentive Plan. Please see the "Options Grants in Last Fiscal Year" table below for information relating to each specific grant.

(3) The aggregate amount of perquisites and other personal benefits, securities or property paid to each of the Named Executive Officers during the 1998 fiscal year did not exceed the lesser of 10% of such officer's total annual salary and bonus for fiscal 1998 or $50,000. Therefore, no "Other Annual Compensation" column has been included in this table.

(4) The Company completed its initial public offering on April 14, 1997. Accordingly, no compensation information is provided for any fiscal years prior to the 1997 fiscal year.

(5) Amounts represent the aggregate value of shares of the Company's Common Stock (based upon the share price as of the end of each respective fiscal year) allocated to each Named Executive Officer's ESOP account pursuant to
    (i) the Company's matching contribution under the ESOP Plan for amounts deferred under the Company's 401(k) Plan (see "Benefit Plans -- 401(k) Plan") and (ii) the Company's contribution under the ESOP Plan (see "Benefit Plans -- Employee Stock Ownership Plan").

SUMMARY OF OPTION GRANTS

     The following table provides certain summary information concerning grants of options to the Named Executive Officers of the Company during the 1998 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                            NUMBER OF                                                                STOCK PRICE
                           SECURITIES        % OF TOTAL                                           APPRECIATION FOR
                           UNDERLYING      OPTIONS GRANTED                                           OPTION TERM
                             OPTIONS       TO EMPLOYEES IN                                      ---------------------
                           GRANTED(1)        FISCAL YEAR     EXERCISE PRICE                        5%         10%
         NAME                   #                 #                $          EXPIRATION DATE      $           $
         ----            ---------------   ---------------   --------------   ---------------   --------   ----------
John C. Diebel.........      100,000            15.50%           $8.875          01/27/08       558,100    1,414,400
Steven G. Murdock......      100,000            15.50%           $8.875          01/27/08       558,100    1,414,400
Joseph A. Gordon Jr. ..      100,000            15.50%           $7.000          04/13/07       440,200    1,115,600
                              10,000             1.55%           $8.875          01/27/98        55,800      141,400
Brent W. Christensen...       25,000             3.88%           $7.000          04/13/07       110,100      278,900
                              10,000             1.55%           $7.250          07/10/07        45,600      115,500
                              10,000             1.55%           $8.875          01/27/08        55,800      141,400
Robert A. Wood III.....       25,000             3.88%           $7.000          04/13/07       110,100      278,900
                              10,000             1.55%           $7.250          07/10/07        45,600      115,500
                              10,000             1.55%           $8.875          01/27/08        55,800      141,400
Kenneth W. Baun........       25,000             3.88%           $7.000          04/13/07       110,100      278,900
                              10,000             1.55%           $7.250          07/10/07        45,600      115,500
                              10,000             1.55%           $8.875          01/27/08        55,800      141,400

---------------
(1) Each of the options are non-qualified options granted pursuant to the Company's 1997 Stock Incentive Plan. Each option is subject to a four-year vesting schedule: 25% of such options becoming exercisable one year after the grant date with the remainder becoming exercisable in substantially equal installments over the succeeding thirty six months.

SUMMARY OF OPTIONS EXERCISED

     The following table provides certain summary information concerning the exercise of stock options by the Named Executive Officers during the 1998 fiscal year together with the fiscal year-end value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN
                                  SHARES                        OPTIONS AT             THE MONEY OPTIONS AT
                                ACQUIRED ON   VALUE(1)        FISCAL YEAR END           FISCAL YEAR-END(1)
                                 EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                                     #           $                   #                           $
                                -----------   --------   -------------------------   -------------------------
John C. Diebel................       0           0               0/100,000                   0/62,500
Steven G. Murdock.............       0           0               0/100,000                   0/62,500
Joseph A. Gordon Jr...........       0           0               0/110,000                   0/256,250
Brent W. Christensen..........       0           0               0/45,000                    0/91,250
Robert A. Wood III............       0           0               0/45,000                    0/91,250
Kenneth W. Baun...............       0           0               0/45,000                    0/91,250

---------------
(1) Market value of the securities underlying the options at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options and transaction costs.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Timothy C. McQuay and Harry L. Casari. Neither Mr. McQuay nor Mr. Casari is an officer or employee of the Company.

     Timothy C. McQuay, a director of the Company, was previously a partner with Crowell, Weedon & Co., one of the Underwriters of the Company's initial public offering that was completed in April 1997. Crowell, Weedon & Co. received customary compensation for its services as an Underwriter in connection with the Company's initial public offering. Such compensation was approximately $190,000.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

     As members of the Compensation Committee, it is our duty to administer the Company's overall compensation program for its senior management. The Compensation Committee oversees the administration of the Meade Instruments Corp. 1997 Stock Incentive Plan (the "Plan"). In addition, the Compensation Committee establishes the compensation and evaluates the performance of the Chief Executive Officer. The Compensation Committee is comprised entirely of non-employee directors.

     The primary philosophy of the Company regarding compensation is to offer a program which rewards each of the members of senior management commensurately with the Company's overall growth and financial performance, including each person's individual performance during the previous fiscal year. The Company's compensation program for senior management is designed to attract and retain individuals who are capable of leading the Company in achieving its business objectives in an industry characterized by competitiveness, growth and change.

     The Company believes a substantial portion of the annual compensation of each member of senior management should relate to, and should be contingent upon, the financial success of the Company, as well as the individual contribution of each particular person to that success. As a result, a significant portion of the total compensation package consists of variable, performance-based components, such as bonuses and stock awards, which can increase or decrease to reflect changes in corporate and individual performance.

     The Compensation Committee evaluates the total compensation for the Company's Chief Executive Officer, Mr. John C. Diebel, and certain other members of senior management in light of information collected by the Compensation Committee regarding the compensation practices of similar companies. The Compensation Committee considers various indicators of success on both a corporate and an individual level in determining the overall compensation package for Mr. Diebel and other members of senior management. The Compensation Committee considers such corporate performance measures, among others, as revenue, operating income and earnings per share in its calculation of Mr. Diebel's compensation.

     The Company's annual compensation package for Mr. Diebel and the other members of senior management will typically consist of: (a) salary, (b) annual cash incentive or bonus and (c) long-term incentive or non-cash awards, primarily stock options.

     Mr. Diebel's base salary for the 1998 fiscal year was based on his employment agreement with the Company (the "Former Employment Agreement"), pursuant to which he served as Chairman of the Board and Chief Executive Officer. The Former Employment Agreement established Mr. Diebel's minimum annual base salary at $295,000 per year, subject to annual increases at the discretion of the Board of Directors of not less than the annual increase in the consumer price index. Mr. Diebel's base salary for fiscal 1999 will be based on his new Employment Agreement pursuant to which his base salary has been set at $395,000. See "Employment Agreements" below.

     During the 1998 fiscal year, Mr. Diebel also received a cash bonus of $160,000. This bonus amount, together with Mr. Diebel's increase in base salary, was determined to be appropriate by the Compensation Committee given Mr. Diebel's contribution in connection with the Company's growth and the successful completion of the Company's initial public offering.

     For the 1999 fiscal year, the Company has entered into Performance Share Award Agreements ("Bonus Agreements") with certain members of senior management of the Company, including Mr. Diebel. Pursuant to these Bonus Agreements, certain senior officers will be entitled to receive cash bonus awards ranging from 0% to 100% of their base salaries. These cash bonus awards are based upon the Company and each respective executive officer achieving certain quantitative and qualitative financial and business objectives. For example, the amount of Mr. Diebel's cash bonus award for fiscal

1999, if any, is based upon the Company achieving targeted increases in pre-tax income before ESOP and bonus expense amounts together with Mr. Diebel satisfying certain qualitative key management objectives.

     The Compensation Committee determines the cash compensation paid to the other members of senior management in a similar manner as that of the Chief Executive Officer. Each officer's overall cash compensation is based upon the Company achieving certain financial objectives, together with each officer satisfying certain qualitative individual management objectives.

     In February 1997, prior to the Company's initial public offering, the stockholders of the Company approved the Plan, which provides the Company with the ability to periodically reward key employees with options to purchase shares of the Company's Common Stock. These long-term incentives are designed to couple the interests of key employees with those of the stockholders of the Company. Stock option grants provide an incentive that focuses the individual's attention on managing the Company from the perspective of an owner, with an equity stake in the business. The value of stock options is tied to the future performance of the Company's Common Stock and provides value to the recipient only when the price of the Company's Common Stock increases above the option grant price. Stock options reward management for long-term strategic planning through the resulting enhancement of share price. The Company believes that a compensation structure which includes the periodic granting of long-term incentives such as stock options helps to attract and retain senior managers with long-term management perspectives. During the 1998 fiscal year, the Company granted non-qualified stock options to various members of the Company's management, including Mr. Diebel. The number of options granted to each member of senior management was determined in accordance with the relative position, seniority and contribution of each such officer. During the 1998 fiscal year, Mr. Diebel was granted options to purchase up to 100,000 shares of the Company's Common Stock.

     The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The basic philosophy of the Compensation Committee is to strive to provide the executive officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

                                          THE COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Timothy C. McQuay (Chairman)
                                          Harry L. Casari

                               PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total returns(1) for
(i) the Company from the period April 14, 1997(2) until the end of the 1998 fiscal year, (ii) the Nasdaq U.S. Composite Index and (iii) the Russell 2000 Index(3).

        Measurement Period            Nasdaq Stock                                 Meade
      (Fiscal Year Covered)           Market (U.S.)     Russell 2000 Index   Instruments Corp.
      ---------------------           -------------     ------------------   -----------------
            4/14/97                      $100.00              $100.00             $100.00
            2/27/98                      $147.06              $136.39             $140.74

---------------

(1) Total returns assumes reinvestment of dividends.

(2) The Company completed the initial public offering of its Common Stock on April 14, 1997. Prior to that date, no securities of the Company were registered under Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act. Accordingly, no information has been provided for any prior period.

(3) The Russell 2000 Index is comprised of 2000 small U.S. company stocks (companies with a market capitalization of less than $500 million).

(4) Assumes $100 invested on April 14, 1997.

     IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

     THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REGARDING COMPENSATION AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT, OR THE EXCHANGE ACT, OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                             EMPLOYMENT AGREEMENTS

     The Company has employment agreements (the "Employment Agreements") with each of the Named Executive Officers. Except for the different salary levels for each of the Named Executive Officers, the material terms of those Employment Agreements are as follows: The term of each of the Employment Agreements is one year which automatically renews unless otherwise notified by either party. The Employment Agreements provide for the payment of an annual base salary of not less that $395,000 for Mr. Diebel, $325,000 for Mr. Murdock, $175,000 for Mr. Gordon and $135,000 for Messrs. Christensen, Wood and Baun. The amount of these base salaries will be reviewed annually by the Compensation Committee. The Named Executive Officers are also entitled to participate in and be covered by all bonus, incentive and other employee health, insurance, pension and other plans and benefits currently established for the employees of the Company. Except for Messrs. Diebel, Murdock and Gordon, each of the Named Executive Officers is also entitled to participate in the Company's ESOP. In addition, the Employment Agreements provide the Named Executive Officers with vacation benefits of three weeks per year and reimbursement of all business expenses. If the Company terminates a Named Executive Officer's employment without cause, or if a Named Executive Officer terminates his employment under certain circumstances set forth in the Employment Agreement, then the Named Executive Officer shall be entitled to a lump sum payment equal to one year's aggregate salary and benefits. If the Named Executive Officer is terminated for a disability, then such Named Executive Officer is entitled to receive 100% of his or her base salary (less any amount paid to such individual pursuant to any disability insurance or benefit plan provided by the Company) for up to 24 months. In the event of a change-in-control of the Company (as defined in the Employment Agreements), the Named Executive Officers would be entitled to 2.99 times the highest aggregate salary and benefits received by each such Named Executive Officer in the three most recent fiscal years. In addition, a Named Executive Officer may not compete with the Company or solicit its customers or employees, during the term of the Employment Agreement or for one year after the termination thereof.

                              CERTAIN TRANSACTIONS

     Timothy C. McQuay, a director of the Company, was previously a partner with Crowell, Weedon & Co., one of the Underwriters of the Company's initial public offering that was completed in April 1997. Crowell, Weedon & Co. received customary compensation for its services as an Underwriter in connection with the Company's initial public offering. Such compensation was approximately $190,000.

                                 BENEFIT PLANS

     Employee Stock Ownership Plan. The Board of Directors adopted the Employee Stock Ownership Plan ("ESOP") effective March 1, 1996. The purpose of the ESOP is to enable participating employees to share in the growth and prosperity of the Company and to provide an opportunity for participating employees to accumulate capital for their future economic advantage by receiving beneficial ownership of the Company's Common Stock in proportion to their relative compensation. The ESOP is intended to be a stock bonus plan that is qualified under Section 401(a) of the Code. Except for certain officers of the Company and their families, all employees who have completed at least six months of service with the Company are eligible to participate in the ESOP. Generally, a participant becomes fully vested in contributions to the ESOP upon completion of five years of service with the Company or its affiliates (including service prior to the adoption of the ESOP).

     Distributions from the ESOP are generally made to participants only following termination of employment. Shares of Common Stock allocated to participants' accounts are voted in the manner directed by such participants, and the ESOP Committee directs the voting of unallocated shares and shares for which participants do not provide voting instructions.

     1997 Stock Incentive Plan. In February 1997, the Company and its stockholders adopted the Company's 1997 Stock Incentive Plan (the "Plan"). The Plan provides a means to attract and retain key employees (including officers, whether or not directors) of the Company and its subsidiaries and to promote the success of the Company.

     Under the Plan, awards consist of any combination of stock options (incentive or non-qualified), restricted stock, stock appreciation rights ("SARs") and performance share awards. The number of shares of Common Stock that may be issued under the Plan is 750,000. Awards under the Plan may be made to any officer or key employee of the Company and to consultants to the Company whether or not such consultants are employees. Participants in the Plan are selected by the Compensation Committee. The Compensation Committee is selected by the Board of Directors and is empowered to determine the terms and conditions of each award made under the Plan.

     The Plan also provides for the automatic granting of stock options to non-employee directors. Each time a new non-employee director is elected, a stock option to purchase 5,000 shares of Common Stock will be automatically granted to such non-employee director at the then fair market value of the Common Stock. In addition, non-employee directors will receive an additional grant of 5,000 options on the date of each annual meeting of stockholders (commencing in 1998) preceding a year in which such director will continue in office. All options granted to non-employee directors will be non-qualified stock options. The option exercise price will be the fair market value of the Common Stock as of the date of the grant.

     401(k) Plan. The Company maintains a 401(k) Plan which is qualified under
Section 401(k) of the Code for all employees of the Company who have completed at least six months of service with the Company and are at least 21 years of age. The 401(k) Plan is designed for all eligible employees to save for retirement on a tax-deferred basis. Eligible employees may contribute up to 15% of their annual compensation up to a maximum amount allowed under the Code. The 401(k) Plan does not currently include an employer match provision, however, under the Company's ESOP, the Company matches 100% (in the form of Common Stock) of the amount deferred by employees under the 401(k) Plan, up to 4% of each employee's annual compensation. This matching contribution vests according to the provisions of the Company's ESOP.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, officers, and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish the Company with copies of the reports they file.

     Based solely on its review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the Company believes that all of its directors, officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during the 1998 fiscal year except as provided below.

     Form 5s for Messrs. Diebel, Murdock, Gordon and Christensen disclosing the options granted to each of such officers during the 1998 fiscal year (as disclosed in the "Options Grants in Last Fiscal Year" table) were inadvertently not filed on a timely basis at the end of the 1998 fiscal year. In addition, a Form 3 for Mr. Casari unintentionally omitted disclosure relating to a purchase of 1,400 shares of the Company's Common Stock on April 9, 1997. Each such Form 5 and an amended Form 3 has subsequently been filed with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

                                 ANNUAL REPORT

     A copy of the Company's 1998 Annual Report, containing audited balance sheets as of February 28, 1997 and 1998, and the related statements of income, of stockholders' equity (deficit), and of cash flows for the three years ended February 28, 1998 accompanies this Proxy Statement. Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended February 28, 1998, which the Company has filed with the Securities and Exchange Commission. Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Company's Stockholders' Communications Department, Attention: Ms. Julie Morris, c/o Meade Instruments Corp., 6001 Oak Canyon, Irvine, California 92620.

                           PROPOSALS OF STOCKHOLDERS

     For stockholder proposals to be considered for inclusion in the proxy materials for the Company's 1999 Annual Meeting of Stockholders, they must be received by the Secretary of the Company no later than February 9, 1999.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Price Waterhouse LLP are the independent accountants for the Company for the fiscal year ended February 28, 1998 and have reported on the Company's financial statements included in the Annual Report of the Company which accompanies this Proxy Statement. The Company's independent accountants are appointed by the Board of Directors. The Board of Directors has reappointed Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending February 28, 1999. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement at the Annual Meeting if they desire to do so. The representatives will also be available to respond to appropriate questions.

                                 OTHER MATTERS

     At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors

                                          /s/ MARK D. PETERSON
                                          ------------------------------------
                                          Mark D. Peterson
                                          Vice President and General Counsel

Irvine, California
June 9, 1998

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                            MEADE INSTRUMENTS CORP.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints Brent W. Christensen and Mark D. Peterson, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Meade Instruments Corp. (the "Company") held of record by the undersigned on May 22, 1998, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, CA 92612, beginning at 10:00 A.M., local time on Thursday, July 9, 1998, and at any adjournment thereof, upon the following matters:

(1) ELECTION OF DIRECTORS

    [ ]  FOR the nominees and terms listed below (except as    [ ]  WITHHOLD AUTHORITY to vote for each nominee listed
         noted to the contrary below)                               below

CLASS          NOMINEE                                TERM
-----   ---------------------  ---------------------------------------------------
 I      Joseph A. Gordon, Jr.  One year term expiring at the 1999 Annual Meeting
 II     Steven G. Murdock      Two year term expiring at the 2000 Annual Meeting
 II     Harry L. Casari        Two year term expiring at the 2000 Annual Meeting
 III    John C. Diebel         Three year term expiring at the 2001 Annual Meeting
 III    Timothy C. McQuay      Three year term expiring at the 2001 Annual Meeting

(Instructions: To withhold authority to vote for any individual nominee, circle that nominee's name above.)

                (Continued and to be signed on the reverse side)

                          (continued from other side)

(2) OTHER MATTERS

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL (1) ABOVE. IF ANY NOMINEE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THEN THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON DESIGNATED BY THE BOARD OF DIRECTORS.

                                                       Dated:             , 1998

                                                       -------------------------
                                                            Signature(s) of
                                                            stockholder(s)

                                                       -------------------------
                                                       (Your signature(s) should
                                                       conform to your name(s)
                                                       as printed hereon.
                                                       Co-owners should all
                                                       sign.)